Exhibit 10.4

Sixth Amendment

to The

Encana (USA) Retirement Plan

(Amended and Restated Effective March 14, 2014)

1.Plan Sponsor:  Encana Services Company Ltd. (the “Plan Sponsor”).

2.Amendment of Plan:  Pursuant to the authority of the undersigned and the provisions of Section 13.1 of the Encana (USA) Retirement Plan (the “Plan”), the following Amendment to the Plan is adopted, effective as of the dates set forth below.

A.Effective with respect to hardship distributions on or after July 1, 2019 or as otherwise noted herein, Section 8.3 of the Plan is amended to read as follows:

8.3

Hardship Withdrawals.  In accordance with the limitations of this Section 8.3 and such other rules and restrictions imposed by the Administrator, prior to a Participant’s attainment of age 59½, a Participant will be permitted to withdraw for reasons of hardship all or a portion of the Participant’s previously undistributed Deferral Account, Qualified Nonelective Contribution Account, Qualified Matching Contribution Account and Safe Harbor Matching Contribution Account, including earnings on all such accounts (other than the portion of the Account used as security for a Plan loan) if the withdrawal is made on account of an immediate and heavy financial need of the Participant and the distribution is necessary to satisfy that financial need.  The Administrator will direct the Trustee to make the hardship distribution as soon as administratively practicable after the Participant makes a valid request for the hardship withdrawal in the manner required by the Administrator.

(a)

Immediate and Heavy Financial Need.  A distribution will be deemed to be necessary to satisfy the immediate and heavy financial need of the Participant only if the distribution is made on account of any one of the following:

(1)

expenses for medical care, or to obtain such medical care, for the Participant, the Participant’s Spouse, the Participant’s dependents (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)), or the Participant’s Beneficiary that would be deductible under Code Section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income);

(2)

payments for tuition, related educational fees and room and board expenses, for the next 12 months of post-secondary education for the Participant, the Participant’s Spouse, children, dependents (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)), or Beneficiary;

(3)	costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Participant;
(4)	payments needed to prevent either the eviction of the Participant from the Participant’s principal residence or the foreclosure on the mortgage of the Participant’s principal residence;

(5)

payments for burial or funeral expenses of the Participant’s deceased parent, Spouse, children, dependents (as defined in Code Section 152, without regard to Code Section 152(d)(1)(B)), or Beneficiary;

(6)

expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income), and for taxable years beginning on or after January 1, 2018, without regard to Code Section 165(h)(5));

(7)

expenses and losses (including loss of income) incurred by the Participant on account of a disaster declared by the Federal Emergency Management Agency (“FEMA”) under the Robert T. Stafford Disaster Relief and Emergency Assistance Act, provided that the Participant’s principal residence or principal place of employment at the time of the disaster is located in the area designated by FEMA as eligible for assistance with respect to the disaster; or

(8)	such other reasons as deemed by the Regulations to satisfy an immediate and heavy financial need of the Participant under the “safe harbor” standard.
(b)	Satisfaction of Need. Any hardship withdrawal from the Plan will be deemed to meet the requirement that the distribution is necessary to satisfy that financial need if:
(1)

the amount of the hardship withdrawal does not exceed the amount of the immediate and heavy financial need of the Participant (including any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution);

(2)

for hardship withdrawals made prior to July 1, 2019, the Participant obtains all distributions (other than the hardship withdrawal) and all nontaxable loans available under all plans of the Employer before receiving a hardship withdrawal;

(3)

for hardship withdrawals made on or after July 1, 2019, the Participant obtains all distributions (other than the hardship withdrawal) except for nontaxable loans available under all plans of the Employer before receiving a hardship withdrawal;

(4)

for hardships withdrawals made prior to July 1, 2019, the Participant’s Deferral Contributions and any other employee contributions to all deferred compensation plans of the Employer are suspended for six months following the date the Participant receives the hardship withdrawal and requires an affirmative Participant election in order to be reinstated thereafter.  Notwithstanding the foregoing, effective July 1, 2019, any Participant in the midst of such a six-month hardship suspension will have the suspension lifted effective immediately, and such Participant may make an affirmative election to reinstate deferrals at any time; and

(5)

for hardship withdrawals made on or after January 1, 2020, the Participant represents in writing (which may be electronic) that the Participant has insufficient cash or other liquid assets to satisfy the need.

B.Effective April 1, 2019, Schedule A of the Plan is amended to read as attached hereto.

C.Effective April 1, 2019, Schedule B of the Plan is amended to read as attached hereto.

D.Effective July 1, 2019, Schedule C of the Plan is amended to read as attached hereto.

3.Terms and Conditions of Plan:  Except for the above amendment, all terms and conditions of the Plan are unamended and shall remain in full force and effect.

3.Execution:  This Sixth Amendment has been executed on the date set forth below.

Encana Services Company Ltd.

Plan Sponsor

By:  /s/ Christopher J. Casebolt

          Christopher J. Casebolt, on behalf of the
          Management Pension & Benefits Committee

Date:  08/08/2019

Encana (USA) Retirement Plan

Schedule A -
Participating Employers

Employer	Effective Date of Participation (if after the Effective Date of this amendment and restatement)
Encana Oil & Gas (USA) Inc.	n/a
Encana Corporation (for the limited purposes specified in Section 1.22)	June 1, 2018
Newfield Exploration Company	April 1, 2019

* * * * End of Schedule A * * * *

Encana (USA) Retirement Plan

Schedule B -
Imputed Service for Predecessor and Related Employers

Employer: Imputed Service Credit

Newfield Exploration Company: Service performed for Newfield Exploration Company before April 1, 2019.

* * * * End of Schedule B * * * *

Encana (USA) Retirement Plan

Schedule C -

Protected Benefits

I.In-Service Withdrawal of After-Tax Contributions

Notwithstanding anything in the Plan to the contrary, if after-tax contributions were transferred to the Plan pursuant to a plan merger or trust-to-trust transfer, a Participant may request an in-service withdrawal of all or a portion of the Participant’s Account which represents such after-tax contributions.  For purposes of the preceding sentence, “after-tax contributions” do not include Roth Contributions.

II.Protected Benefits for Athlon Plan Accounts

This section applies to the accounts transferred to the Plan from the Athlon 401(k) Plan (the “Athlon Plan”) in connection with the merger of the Athlon Plan into the Plan effective as of December 31, 2015.  Any account(s) transferred from the Athlon Plan will be called the Participant’s “Athlon Account(s)” and will be entitled to the protected benefit features contained in this Section II of Schedule C.  The Athlon Accounts will be subject to the regular provisions of the Plan as modified by this Section II of Schedule C.

Participant Accounts

Pursuant to Section 5.1(h) of the Plan, an Athlon Account (defined above) also qualifies as a Participant Account for those Participants who have an Athlon Account as a result of the merger.

Optional Forms

In addition to the optional forms of distribution available under Section 7.3 of the Plan, Athlon Accounts may be distributed in the following optional forms:

Fixed Payment Installment Option.  The fixed payment installment option is an optional form of benefit under which the Participant elects to receive a specified dollar amount each year.  The annual payment may be paid in annual, semi-annual, quarterly, or monthly installments as elected by the Participant.  The Participant may elect to receive additional payments.  The amount payable must satisfy minimum distribution requirements.

In-Service Withdrawals

In addition to the in-service withdrawals available under Section 8.2 of the Plan, Athlon Accounts may be subject to the following additional in-service withdrawal option for qualified Participants:

Qualified Reservist Distribution.  A Participant who is called to active military duty and who is otherwise eligible, is entitled to an in-service withdrawal in the form of a Qualified Reservist Distribution as defined in Code Section 72(t)(2)(G)(iii).

III.Protected Benefits for Newfield Plan Accounts

This section applies to the accounts transferred to the Plan from the Newfield Exploration Company 401(k) Plan (the “Newfield Plan”) in connection with the merger of the Newfield Plan into the Plan effective as of July 1, 2019.  Any account(s) transferred from the Newfield Plan will be called the Participant’s “Newfield Account(s)” and will be entitled to the protected benefit features contained in this Section III of Schedule C.  The Newfield Accounts will be subject to the regular provisions of the Plan as modified by this Section III of Schedule C.

Participant Accounts

Pursuant to Section 5.1(h) of the Plan, a Newfield Account (defined above) also qualifies as a Participant Account for those Participants who have a Newfield Account as a result of the merger.

Pursuant to Section 5.1(h) of the Plan, a Participant’s Newfield Account may include an account containing non safe-harbor employer matching contributions (“Newfield Employer Match Account”).  Any Newfield Employer Match Account will qualify as a component of a Participant Account and will be maintained under the Plan, with no further contributions permitted as of April 1, 2019.

Pursuant to Section 5.1(h) of the Plan, a Participant’s Newfield Account may include an account containing voluntary after-tax employee contributions (“Newfield After-Tax Account”).  Such a Newfield After-Tax Account will qualify as a component of a Participant Account and will be maintained under the Plan, with no further contributions permitted as of April 1, 2019.

Optional Forms

In addition to the optional forms of distribution available under Section 7.3 of the Plan, Newfield Accounts may be distributed in the following optional form:

Partial Distributions.  Subject to the required minimum distribution rules and Administrator requirements, a Participant may request a distribution of any portion of the Participant’s Newfield Account.

In-Service Withdrawals

In addition to the in-service withdrawals available under Section 8.2 of the Plan, Newfield Accounts may be subject to the following additional in-service withdrawal option for qualified Participants:

Newfield After-Tax Account.  A Participant may withdraw all or any portion of the Participant’s Newfield After-Tax Account at any time.

Deemed Severance Distribution. A Participant who is called to active military duty and who is otherwise eligible, is entitled to an in-service withdrawal of his or her Newfield Account in the form of a deemed severance distribution as defined in Code Section 414(u)(12).

Qualified Reservist Distribution.  A Participant who is called to active military duty and who is otherwise eligible, is entitled to an in-service withdrawal of his or her Newfield Account in the form of a Qualified Reservist Distribution as defined in Code Section 72(t)(2)(G)(iii).

* * * * End of Schedule C * * * *

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